Exhibit 99.1

NEWBURY PARK, Calif.--(BUSINESS WIRE)--Dec. 7, 2005--Electronic Sensor Technology (OTCBB: ESNR), a leading provider of innovative Homeland Security solutions, announced today that it has raised gross proceeds of $7 million through the completion of a private placement of four-year, 8% unsecured convertible debentures and warrants to institutional investors. The proceeds will be used for working capital and other corporate purposes.

The debentures are convertible into common stock at a price of $0.45 per share, or equal to 105% of the volume weighted average price over the previous 20 trading days (VWAP). Electronic Sensor also issued warrants, allowing the investors to purchase $5,250,000 worth of common stock at a price equal to $0.48 per share, or 110% of the VWAP. Montgomery & Co., LLC acted as financial advisor and sole placement agent.

The shares underlying the debenture and warrants have not been registered. The Company has agreed to register the shares of common stock underlying the debentures and the warrants.

About Electronic Sensor Technology:

Founded in 1995, Electronic Sensor Technology has developed and patented a very unique chemical vapor analysis process. The Company has developed and manufactures an instrument called the zNose(R). This unique electronic sensor device can capture and analyze nearly any odor, fragrance or chemical vapor within ten seconds. The Company believes that its product line is positioned to provide a solution to key vulnerabilities in the homeland security and environmental applications.

SEC Filings and Forward-Looking Statements:

This press release includes forward looking statements, including the Company's expectations regarding its ability to develop and access capital markets and its ability to achieve expected results in the chemical detection and analysis industry. The forward looking statements are identified through use of the words "potential," "anticipate," "expect," "planned" and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the chemical detection and analysis industry and in the Company's business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company's beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. For a discussion of these factors, please refer to our recent filings with the Securities and Exchange Commission, including our most recent report on form 10-KSB. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
CEOcast, Inc. for Electronic Sensor Technology Ed Lewis, 212-732-4300